Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Receives Three Years of Market Exclusivity for Oxtellar XR™

Rockville, MD, November 19, 2012 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, announced today that it has received confirmation from the Food and Drug Administration (the “FDA”) that Oxtellar XR has been granted three years of market exclusivity. Supernus received approval from the FDA on October 19, 2012 for Oxtellar XR, a novel once-daily extended release antiepileptic drug indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. In addition, Oxtellar XR is currently protected by two issued U.S. patents that expire no earlier than 2027.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The company has one approved product for epilepsy, Oxtellar XR™ (extended-release oxcarbazepine), and one tentatively approved product for epilepsy, Trokendi XR™ (extended-release topiramate). The company is also developing several product candidates in psychiatry to address large market opportunities in ADHD including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591